Equity V N-SAR Exhibits.

Sub-Item 77C: Matters submitted to a vote of security holders.

The shareholders of Delaware Group Equity
Funds V (the "Trust") voted on the following proposals at the special meeting of shareholders on March 23, 2005 or as adjourned. The description of each proposal and number of shares voted are as follows:

1.	To elect the 9 nominees specified as Trustees.


Shares Voted For
Shares Voted Withheld Authority
Thomas L. Bennett
18,156,829
445,948
Jude T. Driscoll
18,162,841
439,936
John A. Fry
18,168,910
433,866
Anthony D. Knerr
18,156,910
445,867
Lucinda S. Landreth
18,162,718
440,059
Ann R. Leven
18,155,177
447,600
Thomas F. Madison
18,153,700
449,700
Janet L. Yeomans
18,172,872
429,905
J. Richard Zecher
18,163,732
439,044

2. To approve the use of a "manager of
managers" structure whereby the investment manager of the funds of the Trust will be able to hire and replace subadvisers without shareholder approval.


For
Against
Abstain
Broker Non-Votes
Delaware Small Cap Core Fund
      326,921
0
0
0
Delaware Dividend Income Fund
8,364,100
418,309
285,313
2,285,724
Delaware Small Cap Value Fund
5,124,802
426,477
165,917
1,205,215




Sub-Item 77M:  Mergers

On June 24, 2005, the Dividend Income Fund completed the acquisition of the net assets of Lincoln National Convertible Securities Fund, Inc.
("LNV Fund") pursuant to a plan of reorganization approved by the shareholders of LNV Fund at a reconvened Special Meeting of Shareholders held on June 16, 2005. The transaction, which is structured as a tax-free reorganization, entailed (i) the acquisition of all of the assets of LNV Fund by Dividend Income Fund in exchange for Class A shares of Dividend Income Fund and (ii) the pro rata distribution of such shares to LNV Fund's shareholders in exchange for their shares of LNV
Fund.

LNV Fund was a closed-end, diversified I investment management company managed by
Delaware Management Company.  Delaware
Management Company is a series of Delaware
Management Business Trust, a wholly owned subsidiary of Lincoln National Corporation. As of
June 22, 2005, LNV Fund had total assets of approximately $85.5 million.


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